Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Addendum dated February 3, 2015 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 16, 2015

$[—] Phoenix Autocallable Notes Due April 21, 2016 Linked to the Common Stock of Tesoro Corporation Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	April 17, 2015

Issue Date:	April 22, 2015

Final Valuation Date:*	April 18, 2016

Maturity Date:*	April 21, 2016

Reference Asset:	The common stock of Tesoro Corporation (Bloomberg ticker symbol “TSO UN <Equity>”).

Contingent Coupon:

The Contingent Coupon is equal to $10.00 per $1,000 principal amount Note, which is 1.00% of the principal amount per Note (12.00% per annum).

If the Closing Price of the Reference Asset is equal to or greater than the Coupon Barrier Price on any Observation Date, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Price of the Reference Asset is less than the Coupon Barrier Price on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Observation Dates:*	The 17th day of each month during the term of the Notes (or, if such day is not a scheduled trading day, the next following scheduled trading day), provided that the final Observation Date will be the Final Valuation Date.

Contingent Coupon Payment Dates:*	With respect to any Observation Date, the third business days following the applicable Observation Date; provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.

Payment at Maturity:

If your Notes are not automatically called pursuant to the “Automatic Call” provisions described below, you will receive (subject to our credit risk) on the Maturity Date, in addition to any Contingent Coupon that may be payable on such date, a cash payment per $1,000 principal amount Note that you hold determined as follows:

•       If the Final Price is greater than or equal to the Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note

•       If the Final Price is less than the Barrier Price, you will receive an amount in cash per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

If the Notes are not automatically called prior to maturity and if the Final Price is less than the Barrier Price, your Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Powers” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Powers” on page PPS-4 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.25%	98.75%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $955.00 and $979.10 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.25% of the principal amount of the notes, or $12.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Automatic Call:	The Notes will be called if the Closing Price of the Reference Asset on any Observation Date prior to the Final Valuation Date, beginning with the Observation Date scheduled to occur on June 17, 2015 (the second Observation Date) is equal to or greater than the Initial Price. If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the Redemption Price. No further amounts will be owed to you under the Notes after the Call Settlement Date.

Call Settlement Dates:*	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs.

Coupon Barrier Price:**	$[—], which is equal to 65.00% of the Initial Price, rounded to the nearest cent.

Barrier Price:**	$[—], which is equal to 65.00% of the Initial Price, rounded to the nearest cent.

Initial Price:**	$[—], the Closing Price of the Reference Asset on the Initial Valuation Date.

Final Price:**	The Closing Price of the Reference Asset on the Final Valuation Date.

Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Closing Price:

With respect to the Reference Asset on any date, the official closing price per share of the Reference Asset on that date as displayed on Bloomberg Professional® service page “TSO UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741WAQ3 / US06741WAQ33

*	Subject to postponement in the event of a Market Disruption Event as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.
**	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. bail-in power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. banking act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any bail-in power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, or any amounts payable on the notes, including the repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples have been chosen for illustrative purposes only and have been rounded for ease of reference. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $1,000 principal amount Note $1,000. The following examples do not take into account any tax consequences of investing in the Notes. In addition, these examples make the following key assumptions:

•	Contingent Coupon: $10.00, which is equal to 1.00% of the principal amount per Note (12.00% per annum)

•	Initial Price: $100.00*

•	Coupon Barrier Price: $65.00, which is 65.00% of the hypothetical Initial Price set forth above

•	Barrier Price: $65.00, which is 65.00% of the hypothetical Initial Price set forth above

*	The hypothetical Initial Price of $100.00, the hypothetical Coupon Barrier Price of $65.00 and the hypothetical Barrier Price of $65.00 have been chosen for illustrative purposes only. The actual Initial Price will be equal to the Closing Price on the Initial Valuation Date and the actual Barrier Price and Coupon Barrier Price will be equal to 65.00% of the actual Initial Price. For information about recent prices of the Reference Asset, please see “Information about the Reference Asset” in this preliminary pricing supplement.

Examples Where the Notes are Automatically Called Prior to Maturity

Example 1: The Notes are Called on the Second Observation Date

Observation Date No.	Closing Price	Payment (per $1,000 Principal Amount Note) on Related Contingent Coupon Payment Date
1	$102.00	$10.00
2	$105.00	$1,010.00

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the first and second Observation Dates, the investor receives a Contingent Coupon of $10.00 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates.

Because the Notes cannot be called with respect to the first Observation Date, the Notes are not called notwithstanding the fact that the Closing Price on the first Observation Date is greater than the Initial Price.

Because the Closing Price of the Reference Asset on the second Observation Date is greater than the Initial Price, the Notes are called on the related Call Settlement Date. On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $10.00 per Note otherwise payable on such date (for a total Redemption Price of $1,010.00 per $1,000 principal amount Note).

Because the Notes are called in respect of the second Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

The total return on investment of the Notes is 2.00%.

Example 2: The Notes are Called on the Sixth Observation Date

Observation Date No.	Closing Price	Payment (per $1,000 Principal Amount Note) on Related Contingent Coupon Payment Date
1	$57.00	$0.00
2	$50.00	$0.00
3	$85.00	$10.00
4	$53.00	$0.00
5	$80.00	$10.00
6	$103.00	$1,010.00

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on the third, fifth and sixth Observation Dates, the investor receives a Contingent Coupon of $10.00 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates.

Because the Closing Price of the Reference Asset on the sixth Observation Date is greater than the Initial Price, the Notes are called on the related Call Settlement Date. On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $10.00 per Note otherwise payable on such date (for a total Redemption Price of $1,010.00 per $1,000 principal amount Note).

Because the Notes are called in respect of the sixth Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

The total return on investment of the Notes is 3.00%.

PPS-5

Examples Where the Notes are Not Automatically Called Prior to Maturity

Example 3: The Notes are NOT Called and the Final Price is greater than the Barrier Price

Observation Date No.	Closing Price	Payment (per $1,000 Principal Amount Note) on Related Contingent Coupon Payment Date (or Maturity Date)
1	$57.00	$0.00
2	$50.00	$0.00
3	$85.00	$10.00
4	$53.00	$0.00
5	$80.00	$10.00
6	$83.00	$10.00
7	$58.00	$0.00
8	$58.00	$0.00
9	$55.00	$0.00
10	$57.50	$0.00
11	$77.00	$10.00
12 (Final Valuation Date)	$75.00	$1,010.00

Because the Closing Price of the Reference Asset is greater than the Coupon Barrier Price on certain Observation Dates, the investor receives a Contingent Coupon of $10.00 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates (which, in the case of the twelfth Observation Date, is the Maturity Date).

Because the Closing Price is not greater than the Initial Price on any Observation Date prior to the Final Valuation Date, the Notes are not automatically called prior to maturity.

Because the Final Price of the Reference Asset is not less than the Barrier Price, the investor receives a cash payment of $1,000 per $1,000 principal amount Note on the Maturity Date (plus the Contingent Coupon that is otherwise payable on such date).

The total return on investment of the Notes is 5.00%.

Example 4: The Notes are NOT Called and the Final Price is less than the Barrier Price

Observation Date No.	Closing Price	Payment (per $1,000 Principal Amount Note) on Related Contingent Coupon Payment Date (or Maturity Date)
1	$58.00	$0.00
2	$60.00	$0.00
3	$55.00	$0.00
4	$43.00	$0.00
5	$55.50	$0.00
6	$64.00	$0.00
7	$53.00	$0.00
8	$58.00	$0.00
9	$45.00	$0.00
10	$51.00	$0.00
11	$54.00	$0.00
12 (Final Valuation Date)	$50.00	$500.00

Because the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, the investor does not receive any Contingent Coupon on any Contingent Coupon Payment Dates.

Because the Closing Price of the Reference Asset is less than the Initial Price on each Observation Date prior to the Final Valuation Date, the Notes are not automatically called prior to maturity.

Because the Final Price of the Reference Asset is less than the Barrier Price, the Notes are fully exposed to the negative performance of the Reference Asset. Accordingly, the investor receives a payment at maturity of $500.00 per $1,000.00 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

PPS-6

Example 4 above demonstrates that, if the Notes are not called prior to maturity, and if the Final Price is less than the Barrier Price, the Notes will be fully exposed to the negative performance of the Reference Asset and an investor will lose some or all of the principal amount of their Notes. Example 4 further demonstrates that if the Closing Price of the Reference Asset is less than the Coupon Barrier Price on each Observation Date, the investor will not receive payment of any Contingent Coupons on any Contingent Coupon Payment Date during the term of the Notes.

Additional Examples Where the Notes Are Not Automatically Called Prior to Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions:

Final Price	Reference Asset Return	Payment at Maturity**	Loss of Principal at Maturity
$150.00	50.00%	$1,010.00	N/A
$140.00	40.00%	$1,010.00	N/A
$130.00	30.00%	$1,010.00	N/A
$120.00	20.00%	$1,010.00	N/A
$110.00	10.00%	$1,010.00	N/A
$100.00	0.00%	$1,010.00	N/A
$90.00	-10.00%	$1,010.00	N/A
$80.00	-20.00%	$1,010.00	N/A
$70.00	-30.00%	$1,010.00	N/A
$65.00	-35.00%	$1,010.00	N/A
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$40.00	-60.00%	$400.00	-60.00%
$30.00	-70.00%	$300.00	-70.00%
$20.00	-80.00%	$200.00	-80.00%
$10.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

**	Per $1,000 principal amount Note.

Example 5: The Notes are Not Automatically Called Prior to Maturity and the Final Price of the Reference Asset is $110.00.

Because the Final Price of the Reference Asset is not less than the Barrier Price, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $10.00 that is otherwise payable on the Maturity Date).

Example 6: The Notes are Not Automatically Called Prior to Maturity and the Final Price of the Reference Asset is $90.00

Because the Final Price of the Reference Asset is not less than the Barrier Price, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $10.00 that is otherwise payable on the Maturity Date).

Example 7: The Notes are Not Automatically Called Prior to Maturity and the Final Price of the Reference Asset is $40.00

Because the Final Price of the Reference Asset is less than the Barrier Price, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -60.00%] = $400.00

In addition, because the Final Price of the Reference Asset is less than the Coupon Barrier Price, you will not receive a Contingent Coupon on the Maturity Date.

PPS-7

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Observation Dates, Contingent Coupon Payment Dates, any Call Settlement Date, the Maturity Date and the Reference Asset are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a Market Disruption Event with respect to the Reference Asset as well as the consequences of that Market Disruption Event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

If an Observation Date (other than the Final Valuation Date) is postponed, the related Contingent Coupon Payment Date (or Call Settlement Date, as applicable) will be the third business day following such Observation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, because the term of your Notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a short-term contingent debt obligation. However, no specific rules govern short-term contingent debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

PPS-8

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS-9

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and prospectus addendum, including but not limited to the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks discussed under the headings above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not automatically called prior to maturity, and if the Final Price is less than the Barrier Price, your Notes will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price and you will lose some or all of the principal amount of your Notes. You may lose up to 100% of the principal amount of your Notes.

•	Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the price of the Reference Asset. You will not receive more than the principal amount of your Notes upon an automatic call, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date. You will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return is positive.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of the Reference Asset on any Observation Date prior to the Final Valuation Date (beginning with the second Observation Date) is equal to or greater than the Initial Price. As such, the term of the Notes may be as short as approximately two months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of the Reference Asset at Any Time Other than the Closing Price on the applicable Observation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Price of the Reference Asset on each Observation Date prior to the Final Valuation Date (beginning with the second Observation Date). Accordingly, if the price of the Reference Asset dropped on any Observation Date such that the Closing Price of the Reference Asset falls below the Initial Price, your Notes will not be called on the relevant Observation Date.

•	If the Notes are Not Automatically Called Prior to maturity, the Determination of Whether the Final Price is less than the Barrier Price is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—If the Notes are not automatically called, and if the Final Price is less than the Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price. If the price of the Reference Asset drops precipitously on the Final Valuation Date such that the Closing Price on such day is less than the Barrier Price, the payment that you receive at maturity on your Notes, if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PPS-10

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising the Reference Assets would have.

•	Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset.

•	Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market— The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•

The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other

PPS-11

financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

PPS-12

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may discontinue any such secondary market making at any time without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•	Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-13

INFORMATION REGARDING THE REFERENCE ASSET

According to publicly available information, Tesoro Corporation (the “Company”) refines and markets petroleum products, and provides transporting services. The Company operates refineries, as well as a network of retail and refueling stations in the western United States. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “TSO”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03473, or its CIK Code: 0000050104.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low daily closing prices, as well as end-of-quarter Closing Prices, of the Reference Asset during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	$47.75	$27.16	$30.00
June 30, 2008	$32.78	$19.06	$19.77
September 30, 2008	$19.87	$14.92	$16.49
December 31, 2008	$16.28	$6.80	$13.17
March 31, 2009	$19.11	$12.23	$13.47
June 30, 2009	$18.43	$12.40	$12.73
September 30, 2009	$15.69	$10.89	$14.98
December 31, 2009	$16.59	$12.34	$13.55
March 31, 2010	$15.05	$11.70	$13.90
June 30, 2010	$14.39	$10.92	$11.67
September 30, 2010	$13.36	$10.54	$13.36
December 31, 2010	$18.68	$12.93	$18.54
March 31, 2011	$27.76	$17.98	$26.83
June 30, 2011	$28.23	$20.84	$22.91
September 30, 2011	$25.34	$18.39	$19.47
December 31, 2011	$29.18	$18.21	$23.36
March 31, 2012	$29.91	$22.48	$26.84
June 30, 2012	$26.80	$21.55	$24.96
September 30, 2012	$41.90	$25.40	$41.90
December 31, 2012	$44.73	$35.46	$44.05
March 31, 2013	$58.97	$40.22	$58.55
June 30, 2013	$64.90	$48.37	$52.32
September 30, 2013	$57.75	$43.98	$43.98
December 31, 2013	$59.08	$41.54	$58.50
March 31, 2014	$58.07	$47.60	$50.59
June 30, 2014	$62.19	$47.47	$58.67
September 30, 2014	$66.61	$57.23	$60.98
December 31, 2014	$78.55	$58.64	$74.35
March 31, 2015	$93.54	$66.67	$91.29
April 14, 2015*	$91.31	$82.12	$82.79

*	For the period commencing on April 1, 2015 and ending on April 14, 2015

PPS-14

The following graph sets forth the historical performance of the Reference Asset based on daily Closing Prices from January 1, 2008 through April 14, 2015. The Closing Price of one share of the Reference Asset on April 14, 2015 was $82.79.

You should not take the historical prices of the Reference Asset as an indication of the future performance of the Reference Asset. The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Reference Asset during any period shown above is not an indication that the price of the Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Asset. The actual performance of the Reference Asset over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-15